Exhibit 5.1

 February 13, 2026

The Board of Directors
Otis Worldwide Corporation
One Carrier Place
Farmington, Connecticut 06032

Ladies and Gentlemen:

This opinion is furnished in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”) by Otis Worldwide Corporation (the “Corporation”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of a total of 251,914 shares (the “Shares”) of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), issuable upon settlement of certain equity-based awards granted pursuant to the Otis Worldwide Corporation 2020 Long-Term Incentive Plan (the “Plan”) in connection with the distribution by United Technologies Corporation (“UTC”) on April 3, 2020 of all of the outstanding shares of the Common Stock to shareowners of UTC (the “Distribution”).

I have acted as counsel to the Corporation in connection with certain matters relating to the Plan, including the registration of the Shares. I have reviewed such corporate proceedings relating thereto and have examined such records, certificates and other documents and considered such questions of law as I have deemed necessary in giving this opinion, including:

(i)	the Corporation’s Amended and Restated Certificate of Incorporation, effective as of April 2, 2020 (the “Certificate of Incorporation”);

(ii)	the Corporation’s Amended and Restated Bylaws, effective as of March 19, 2025 (the “Bylaws”);

(iii)	certain resolutions adopted by the Board of Directors of the Corporation;

(iv)	a copy of the Plan; and

(v)	the Registration Statement.

In examining the foregoing documents, I have assumed all signatures are genuine, that all documents purporting to be originals are authentic, that all copies of documents conform to the originals and that the representations and statements included therein are accurate.

I have relied as to certain matters on information obtained from public officials, officers of the Corporation and other sources I believe to be responsible.

Based on the foregoing, it is my opinion that when the Registration Statement is effective and the Shares have been issued, delivered and paid for in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement and in accordance with the provisions of the Plan, the Shares will be validly issued, fully paid and non-assessable.

I do not express any opinion herein on any laws other than the Delaware General Corporation Law.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the aforementioned Registration Statement and to the reference to my name under the heading “Legal Matters” in the Registration Statement and any amendments thereto. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Susan Brown Grady
Susan Brown Grady
Senior Vice President, Corporate Secretary